Exhibit j(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of The Homestead Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Baltimore, MD
April 29, 2008